AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 30th day of October 2014 (the “Effective Date”), by and between Finjan Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”); and Shimon Steinmetz (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company wishes to continue to employ Employee on an “at-will” basis, and Employee wishes to continue such employment, in accordance with the terms and conditions set forth herein; and

WHEREAS, this Agreement amends and restates that certain Employment Agreement by and between the Company and Employee dated as of July 8, 2013 (the “Prior Agreement”).

            NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is agreed as follows:

1.           Services.  Effective as of the Effective Date (the “Start Date”) the Company hereby agrees to continue to employ Employee, and Employee hereby accepts such continued employment, as Chief Financial Officer of the Company reporting to the board of directors of the Company (the “Board”), or an executive officer of the Company designated by the Board.  Employee shall have the general duties as requested by the Board or its designee in his or their discretion. Employee will perform his duties in a manner consistent with applicable regulatory requirements and sound business practices.  Employee represents, warrants and covenants that, during the Term, Employee (a) has and shall maintain all registrations and memberships necessary for Employee to perform his duties to the Company, if any, and (b) has not been (and currently is not) statutorily disqualified under any federal or state securities law or the regulations thereunder or the subject of (i) any disciplinary or enforcement action, suit, claim, complaint, investigation, inquiry or proceeding by any governmental, regulatory or self-regulatory authority or (ii) any action, suit, claim, complaint, investigation, inquiry or proceeding by any person (including any governmental, regulatory or self-regulatory authority) alleging fraud, misappropriation or dishonesty or barring or suspending Employee’s right to be associated with a broker, investment adviser, commodity pool operator or commodity trading advisor.

During the Term, Employee shall perform his duties faithfully and shall devote his full business time, attention and energies to businesses of the Company, and while employed, shall not engage in any other business activity that is in conflict with his duties and obligations to the Company.  Employee’s principal place of business shall be the Company’s offices in New York City, unless otherwise moved within the New York City metropolitan area by the Company.

2.           Term.

a.           Initial Term.  Employee’s employment will continue on an “at-will” basis on the Start Date and shall continue until the earlier of (i) the Company Notice Date (as defined below), and (ii) November 30, 2014 (the “Initial Term”).

b.           Extension of Term; Non-Renewal.  In the event the Company and Employee mutually agree to extend the employment term beyond the Initial Term, the parties shall negotiate and enter into a new employment agreement or a written amendment of this Agreement to extend the Initial Term on a monthly or other basis.  In the event the parties fail to enter into a new employment agreement or renew or amend this Agreement prior to the end of the Initial Term, Section 7 shall govern.

3.           Compensation.

a.           Base Salary. During the Term, the Company shall pay to Employee an annual base salary equal to $200,000 per annum, which payments will be paid to Employee at least semi-monthly in accordance with the Company’s regular payroll practices (“Base Salary”).

b.           Annual Bonus.  During the Term, Employee shall be eligible to receive an annual discretionary bonus (the “Annual Bonus”) of up to $50,000 annually (the “Target Bonus”).  The amount and payment of such Annual Bonus, if any, shall be determined by the Company in its sole and absolute discretion.   If payable, the Annual Bonus shall be paid no later than March 15 of the year following the year for which such Annual Bonus is payable.  Employee must be in good standing as of the payment date of any Annual Bonus for any right to receive same.  The Annual Bonus for calendar year 2014 shall be $50,000 (the “2014 Bonus”).

c.           Withholding.  All payments made by the Company to Employee shall be subject to withholding and to such other deductions as shall at the time of such payment be required under any income tax  or other law, whether of the United States or any other jurisdiction.  In connection therewith, the Company shall have the right to withhold and deduct applicable federal, state, or local income or other taxes from any payment, in whatever form, made to Employee.

d.           Long-Term Incentive Compensation.  During the Term, Employee will continue to be eligible to participate in the Company 2013 Global Stock Option Plan or any such successor plan that may be in effect from time to time (“Incentive Plan”) in accordance with its terms then in effect.

4.           Benefits.  Employee shall be eligible to receive benefits comparable to those provided to other similarly-titled employees of the Company during the Term, subject to the provisions of the applicable plan documents. Nothing stated herein shall require the Company to establish or thereafter maintain any benefit plan.

5.           Time Off.  Employee shall be entitled to paid vacation or other personal time per calendar year, in accordance with the Company’s policies and procedures.

6.           Expenses.  The Company shall reimburse Employee for travel and other business expenses reasonably incurred by Employee, subject to the submission by Employee of receipts or other appropriate documentation as required by the Company.

7.           Termination.  Employee’s employment with the Company shall end as of the earliest to occur of any of the events described in Sections 7(a), 7(b) and 7(c) hereof.  The date of Employee’s termination (which, for the avoidance of doubt, will be the last day of the Transition Term and not the Company Notice Date to the extent those provisions of Section 7(a) apply), shall be referred to herein as the “Termination Date.”

a.           Termination by the Company.  The Company may terminate Employee’s employment at any time and for any reason, with Cause or without Cause, upon written notice of the Company’s election to terminate Employee’s employment. If such termination is without Cause prior to the end of the Initial Term, then upon delivery of such notice of termination (the date of any such notice or non-renewal, the “Company Notice Date”), the Initial Term shall end and a two- (2-) month transition period (the “Transition Term”) shall begin, with Employee’s employment terminating at the end of such Transition Term, which Transition Term shall be in lieu of and agreed by Employee to satisfy any required advance notice.  During the Transition Term, so long as Employee satisfies the Transition Obligations (as defined below), Employee shall continue to receive the compensation set forth in Section 3 hereof.  For purposes hereof, the Initial Term, together with the Transition Term, if applicable, shall be considered the “Term”.

b.           Termination by Reason of Expiration of Initial Term.  In the event the parties fail to enter into a new employment agreement or renew or amend this Agreement prior to the end of the Initial Term, the Transition Term shall commence as of December 1, 2014.  In the event the Company provides notice of its intent to terminate Employee’s employment without Cause during the Transition Term, the Transition Term shall nonetheless continue through January 31, 2015, and Employee’s employment will terminate at the end of the Transition Term.

c.           Death or Disability.   Employee’s employment with the Company shall automatically end upon Employee’s death or Employee’s Disability (as defined below).

d.           Accrued Obligations.  Upon the effectiveness of the termination of Employee’s employment pursuant to Section 7 for any reason set forth therein, Employee will be paid all earned but unpaid Base Salary pursuant to Section 3, earned but unused vacation days (if consistent with company policy), and reimbursement of expenses pursuant to Section 6, such compensation to be paid in the next pay cycle.

e.           Severance.  In addition to the amounts payable to Employee pursuant to Section 7(d), subject to compliance with Section 7(f) below, if, and only if, Employee’s employment with the Company terminates (A) by the Company without Cause as described in Section 7(a), (B) as a result of the expiration of the Transition Term as described in Section 7(a) or 7(b), or (C) as a result of Employee’s death or Disability (as described in Section 7(c)), Employee (or, to the extent applicable, his estate) shall be entitled to the following:

i.           Employee shall receive, by wire transfer of immediately available funds within three (3) business days after the Release Effective Date (as defined below), an amount equal to (A) six months of Base Salary, plus (B) fifty percent (50%) of the Target Bonus, and (C) if the Termination Date is prior to January 31, 2015, the Base Salary that Employee would have received from the Termination Date through January 31, 2015, had his employment continued;

ii.           So long as Employee elects and remains eligible for continued coverage under the Company’s medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay or reimburse Employee, as applicable, within three (3) business days of request for payment or reimbursement, a portion of the cost of such COBRA continuation coverage equal to the amount the Company pays for Employee’s medical coverage as of the day prior to the Termination Date, with such reimbursement available until the earlier of (A) the first anniversary of the Termination Date, and (B) the date upon which Employee commences employment with a subsequent employer that provides health insurance coverage;

iii.           Employee shall receive, by wire transfer of immediately available funds within three (3) business days after the Release Effective Date, an amount equal to (A) the 2014 Bonus, if not yet paid, plus (B) an amount equal to the product of (x) $50,000 and (y) a fraction, the numerator of which is the number of days in 2015 through and including the Termination Date, and the denominator of which is three-hundred sixty-five (365).

iv.           Employee shall be paid or reimbursed, as applicable, within three (3) business days of request for payment or reimbursement, an amount equal to the lesser of (i) the cost of six (6) months of outplacement services, with a firm and on terms selected by Employee, and (ii) fifteen thousand dollars ($15,000) in total, which such services may be incurred by Employee at any time, provided that Employee submit a request for payment or reimbursement of estimated future or actual expenses no later than six (6) months following the Termination Date;

v.           Employee shall be entitled to retain his Company-provided laptop computer, but only after the Company has removed any sensitive data or other Confidential Information (as defined below), which removal shall occur promptly following the Termination Date;

vi.           To the extent Employee holds any options to purchase Company stock pursuant to the Company’s 2013 Global Stock Option Plan or otherwise (“Outstanding Options”) that are unvested as of the Termination Date, a portion of each such option shall become vested as of the Termination Date equal to the portion of any such Outstanding Option that would have become vested during the period beginning on the Termination Date and ending on the third (3rd) anniversary of the grant date of such Outstanding Option if Employee had remained employed by the Company through such third (3rd) anniversary;

vii.           To the extent any portion of the Outstanding Options are vested as of the Termination Date or become vested on the Termination Date pursuant to Section 7(e)(vi) above, each such portion of any Outstanding Option shall remain outstanding and exercisable until June 30, 2016, but in all cases no later than the original expiration date of the relevant Outstanding Option; and

viii.           Following the Termination Date, the Company shall waive, and shall not seek to enforce the restrictions set forth in Section 10(a) hereof.

f.           Release.  The Company’s obligation to make any payments required by, or otherwise comply with, Section 7(e) hereof shall be contingent upon Employee (or, to the extent applicable, his estate or guarding) executing a general release concerning Employee’s employment (and the termination thereof) in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days following the Termination Date, and not revoking such Release during any applicable revocation period (the date of the expiration of any applicable revocation period shall be referred to herein as the “Release Effective Date”).  Notwithstanding anything to the contrary, any amounts that would otherwise be payable to Employee prior his execution (and, if applicable, non-revocation) of the release shall not be paid until the Release becomes fully effective.  Once the Release becomes fully effective, any payments to Employee that were delayed pursuant to the preceding sentence shall be promptly paid in a lump sum and any subsequent payments shall be paid to Employee pursuant to the schedule otherwise required by Section 7(e) hereof.  Further, to the extent that Employee’s execution (and any applicable revocation) period could include two calendar years (e.g., because the Termination Date occurs on or after December 10 of any calendar year), any payments made pursuant to this Agreement shall be made in the later of such two calendar years.  For the avoidance of doubt, if Employee fails to execute the Release or the Release is revoked prior to becoming fully effective, Employee shall lose the right to the payments and benefits contemplated by Section 7(e) hereof.

g.            Public Notice.  In the event that Employee’s employment with the Company is terminated as a result of the expiration of the Transition Term (as described in Section 7(a) above) or pursuant to Section 7(b), the Company shall permit Employee to timely review and reasonably comment on any public filing describing such termination in advance of release of such filing.

h.           Forfeiture of Options.  For the avoidance of doubt, any Outstanding Option (or any portion thereof) that does not become vested pursuant to its terms or the terms of Section 7(e)(vi) above, or that is not exercised prior to the expiration date described in Section 7(e)(vii) above shall be forfeited and of no further effect on the Termination Date or the relevant expiration date, as applicable; provided, however, that this provision shall only become effective in the event the Employee’s employment terminates.  For so long as Employee remains employed by the Company, any Outstanding Option (and any other option Employee holds) shall remain outstanding in accordance with its terms.

i.           Definition of Disability.  For purposes hereof, “Disability” means a medically determinable physical or mental impairment that can reasonably be expected to result in death or can reasonably be expected to last for a continuous period of not less than 12 months.

j.           Definition of Cause.  For purposes hereof, “Cause” means, (i) conviction of any felony involving moral turpitude and affecting the Company and/or its affiliates; (ii) any refusal to carry out a reasonable directive of the Company’s Chief Executive Officer, the Board or Employee’s direct supervisor, which involves the business of the Company and/or its affiliates and was required to be performed under applicable laws or reasonably necessary to further compliance with applicable laws; (iii) embezzlement of funds of the Company and/or its affiliates; (iv) any breach of Employee’s fiduciary duties or duties of care owed to the Company and/or its affiliates, including without limitation disclosure of confidential information of the Company and/or of its affiliates, which breach is later established or confirmed by an arbitrator in a proceeding brought pursuant to Section 16(a) hereof or results in shareholder or other litigation against the Company or a regulatory investigation or similar proceeding against the Company.

k.           Definition of Transition Obligations.  For purposes hereof, “Transition Obligations” shall mean (i) Employee uses reasonable efforts during the Transition Term to transition his duties to his successor, and (ii) during the Transition Term, Employee complies with the terms of Sections 1, 9, 10, 11, 13 and 16(e) hereof, unless compliance with any such provision is specifically waived by the Company.

8.           [Reserved.]

9.           Confidential Information.  Employee acknowledges that, during the term of Employee’s employment with the Company, Employee will have access to unpublished and otherwise confidential information (“Confidential Information”), both of a technical and non-technical nature, relating to the business of the Company its actual or anticipated business, research or development, its technology or the implementation or exploitation thereof.  Confidential Information includes, but is not limited to, the Company’s business plans (both current and under development), data, investor and client list and contact information, promotional and marketing programs and strategies, research or development, information pertaining to trading, processes, codes, system designs, system specifications, techniques, computer programs, applications developed by or for the Company, projections, financial information, costs, revenues, profits, investments, analysis, potential investors and clients, personal information concerning employees of the Company, business methods and models, trade secrets, databases, simulation software, trading systems, mathematical models and programs, algorithms, numerical techniques, procedural guidelines, knowledge of the Company’s facilities, supervisory and risk control techniques and procedures, fee and compensation structures, or other confidential, secret or proprietary information and any other Confidential Information relating to the business affairs of the Company or its clients.  However, Confidential Information does not include any information that is generally known to the public or the financial services industry, other than as a result of Employee’s unauthorized disclosure.

                       a.           During the term of Employee’s employment with the Company or at any time thereafter, Employee covenants and agrees that Employee will not use for Employee’s personal benefit or for the benefit of any third party, nor will Employee disclose any Confidential Information unless authorized to do so by the Company in writing, except that Employee may disclose and use such Confidential Information when necessary in the performance of Employee’s duties hereunder, or as required to be disclosed by order of a proper legal authority.

                       b.           Upon termination of his employment with the Company for any reason, Employee covenants and agrees that Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, and any other material of the Company, including all materials pertaining to Confidential Information, whether developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature and whether on hard copy, tape, disk or any other format, which are in Employee’s possession, custody or control.

10.           Non-Competition; Non-Solicitation of Employees; Non-Interference with Business Relationships.

a.           During the term of Employee’s employment with the Company, Employee shall not render any services to or engage in any activity on behalf of any Competitive Enterprise, directly or indirectly, for herself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, consultant, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise. A “Competitive Enterprise” shall mean any entity, person, partnership, corporation or otherwise which engages as its principal business in network security, intellectual property rights or patent litigation or licensing, other than entities, persons, partnerships, corporations or other enterprises previously disclosed by the Employee to the Company and for which the Company has provided written confirmation that such entity, person, partnership, corporation or enterprise is not a Competitive Enterprise.

b.           During the term of Employee’s employment with the Company, and for a period of six (6) months thereafter, Employee will not, directly or indirectly, either for herself or any other person or entity, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, (ii) in any way interfere with the relationship between the Company and any employee of the Company, or (iii) induce or attempt to induce any customer, client, supplier or licensee of the Company to cease doing business with the Company, or in any way interfere with the relationship between the Company and any customer, client, supplier or licensee of the Company. So long as Employee’s employment with the Company is terminated as a result of the expiration of the Transition Term, this Section 10(b) shall not apply to situations where an employee of the Company initiates contact with Employee and Employee does not engage in active solicitation of such employee.

11.           Non-Disparagement.  Employee agrees that he will not, at any time after the date hereof, disparage the Company (including any of its shareholders or affiliates or its or their respective directors, officers, employees, or agents) or the business of the Company.  The Company agrees that it shall not, and shall instruct its officers and directors not to, at any time after the date hereof, disparage Employee.

12.           Remedies.  Any breach or threatened breach of paragraphs 9 through 11 of this Agreement will irreparably injure the Company, and money damages will not be an adequate remedy.  Therefore, the Company may obtain and enforce an injunction, to the extent allowed by applicable law, prohibiting Employee from violating or threatening to violate these provisions.  This is not the Company’s only remedy, it is in addition to any other remedy available and is without prejudice to the Company’s right to seek additional remedies, where applicable.

13.           Work Authorization.  Employee must also be able to satisfy the requirements of the Immigration Reform and Control Act of 1986, which requires documents to prove Employee’s identity and demonstrate that Employee is authorized to work in the U.S., and to complete an Employment Eligibility Verification form (Form I-9).  A further condition of this offer and employment with the Company hereunder is that Employee has not been convicted of a felony or certain misdemeanors which would disqualify Employee from employment with the Company under federal securities law and under New York Stock Exchange or Financial Industry Regulatory Authority rules.

14.           Representations.  Employee hereby represents and warrants to the Company as follows:  (a) Employee has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations; (b) the execution and delivery of this Agreement by Employee and the performance of his obligations will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement, or other understanding to which Employee is a party or by which he is or may be bound or subject; and (c) Employee is not a party to any instrument, agreement, document, arrangement, including, but not limited to, confidential information agreement, non-competition agreement, non-solicitation agreement, or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services; or, if Employee is a party to any such instrument, agreement, document or arrangement, it has fully disclosed same to the Company.  Employee further represents and warrants that Employee has not improperly removed, copied, reproduced or maintained (in paper or electronic form) any confidential or proprietary information of any prior employer.

15.           Section 409A Compliance.  If any provision of this Agreement fails to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations or Treasury guidance promulgated thereunder, or would result in Employee’s recognizing income for United States federal income tax purposes with respect to any amount payable under this Agreement before the date of payment, or to incur interest or additional tax pursuant to Section 409A, the Company reserves the right to reform such provisions provide that the Company shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A.  To the extent any payment of non-qualified deferred compensation becomes due to Employee hereunder at the time of his termination of employment (or terms of similar effect), such amount shall only be paid to Employee to the extent such termination also constitutes his “separation from service” (as defined in Treasury Regulations § 1.409A-1(h)) with the Company.  Notwithstanding anything in this Agreement to the contrary, in the event that Employee is a “specified employee” (within the meaning of Treasury Regulations § 1.409A-1(i)), then, to the extent necessary to avoid penalties under Section 409A, no payment of any amount that constitutes “non-qualified deferred compensation” subject to Section 409A of the Code shall be made to Employee in connection with his “separation from service” (as defined in Treasury Regulations §1.409A-1(h)) with the Company prior to the earlier of (a) the date of Employee’s death, and (b) the first day of the seventh month following the date of such separation from service.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the preceding sentence (whether they would have otherwise been paid in a single sum or in installments) shall be paid or reimbursed to Employee in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  The Company acknowledges and agrees, however, that no such six-month delay is required for the payments due to Employee under this Agreement.  It is intended that, to the greatest extent possible, the payments to be made to Employee pursuant to Section 7(c) hereof shall be exempt from Code Section 409A as “separation pay due to involuntary separation from service” (within the meaning of Treasury Regulations § 1.409A-1(b)(9)(iii)), “reimbursements and certain other separation payments” (within the meaning of Treasury Regulations § 1.409A-(b)(9)(v)), or any other applicable exemption under Code Section 409A.  To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.  For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

16.           Miscellaneous.

a.           Governing Law; Arbitration.  This Agreement is made under and shall be construed pursuant to the laws of the State of New York, without reference to its choice of law rules.  Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York conducted in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The costs and expenses of the arbitrator shall be shared equally between the Company and Employee.

b.           Transfer and Assignment.  This Agreement is personal as to Employee and shall not be assigned or transferred by Employee.  This Agreement may be assigned by the Company to any entity which is a successor in interest or operator of the Company’s business.

c.           Severability.  Nothing contained herein shall be construed to require the commission of any act contrary to law.  Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

d.           Indemnification.  Employee shall continue to be covered by the indemnification provisions set forth in the Company’s Bylaws in accordance with their terms.

e.           Company Policies.  Employee as a condition of his employment shall be subject to all generally applicable policies of the Company, including, but not limited any employee handbook, insider trading policy, disclosure policy or code of ethics instituted by the Company prior to or during the term of Employee’s employment with the Company.

f.           Counterparts.  This Agreement may be executed in counterparts and all documents so executed shall constitute one agreement, binding on all the parties hereto.

g.           Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, arrangements, or understandings with respect thereto.  No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein and no party shall be bound or be liable for any alleged representation, promise, inducement, or statement not so set forth herein.  Without limiting the generality of the foregoing, the parties acknowledge and agree that (a) the Consulting Agreement, dated March 28, 2013, between Finjan, Inc. and Employee, and (b) the Prior Agreement, are both hereby terminated and that none of Finjan, Inc., the Company nor Employee shall have any continuing obligations thereunder; provided that, solely for purposes of applying the vesting provisions of any stock option granted to Employee by the Company, Employee shall not be deemed to have discontinued the provision of services to the Company by reason of such termination.  Finjan, Inc. shall be deemed a third party beneficiary of this Section 16(g) and the Company shall cause Finjan, Inc. to execute such additional documents and take such further action as may be necessary to give effect to the provisions of this Section 16(g).

h.           Modification.  This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties and conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, cancellation, or waiver.

i.           Waiver.  Neither this Agreement nor any term or condition hereof or right hereunder may be waived or shall be deemed to have been waived or modified in whole or in part by any party or by the forbearance of any party to exercise any of its rights hereunder, except by written instrument executed by or on behalf of that party.  The waiver by either party of a breach by the other party of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

j.           Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

k.           Notices.  Any notices required under this Agreement or during the term of Employee’s employment with the Company shall be sent to Employee at the last address on file and to the Company at the address set forth below:

Finjan Holdings, Inc.
122 East 42nd Street
Suite 1512
New York, New York 10168
Attn: Board of Directors and Chief Executive Officer

l.           Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile or electronically transmitted portable document (“pdf”) counterparts), each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, will constitute one and the same instrument; provided that fax or electronically transmitted signatures of this Agreement shall be deemed the same as delivery of an original.  Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.  At the request of either party, the parties will confirm fax or electronically transmitted signature pages by signing a duplicate original document.

m.           Legal Fee Reimbursement.  Promptly following the Effective Date, the Company shall pay to Employee an amount equal to $15,000.00 (subject to applicable withholding) to offset Employee’s legal fees in negotiating this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

FINJAN HOLDINGS, INC.

By:	/s/ Philip Hartstein
Philip Hartstein, Chief Executive Officer & President

Date:	October 30, 2014

SHIMON STEINMETZ

/s/ Shimon Steinmetz

Date:	October 30, 2014

EXHIBIT A

FORM OF RELEASE

This General Release of Claims (“Release”) is made by Shimon Steinmetz (“Employee”) as of the date set forth below.

RECITALS

WHEREAS, Employee and Finjan Holdings, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement dated October 30, 2014 (the “Employment Agreement”).

WHEREAS, pursuant to the Employment Agreement, the Company agreed to make payments to Employee upon termination of his employment under certain circumstances, conditioned upon Employee signing a release of claims in favor of the Company in the form hereof.

RELEASE

NOW THEREFORE, in consideration of the promises made by the Company in the Employment Agreement, Employee hereby agree as follows:

1. General Release.  Employee knowingly and voluntarily releases and forever discharges the Company, its affiliates and each of their respective past, present and future officers, directors, members, managers, employees, partners and shareholders, representatives, agents, successors, assigns, trustees, administrators and fiduciaries under any Company benefit program (collectively “Releasees”) from any and all claims, obligations, or causes of actions, known and unknown, which Employee, Employee’s family, heirs, executors, administrators, successors, and assigns have or may have as of the date of execution of this Release or otherwise in connection with Employee’s separation from the Company, including, but not limited to, any claims related to pay, commission, hours, bonuses, pension, disability, physical or mental affliction, benefits including vacation days and payment for unused vacation, terms and conditions of employment and claims of discrimination on account of age, race, color, sex, sexual harassment, sexual orientation, marital status, disability, national origin, citizenship, religion, or retaliation, including any alleged violation of:

(a) the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) Employee Retirement Income Security Act of 1974, as amended; (f) The Immigration Reform Control Act, as amended; (g) The Americans with Disabilities Act of 1990, as amended; (h) The Genetic Information Nondiscrimination Act of 2008; (i) The National Labor Relations Act, as amended; (j) The Fair Labor Standards Act, as amended; (k) The Occupational Safety and Health Act, as amended; (l) The Family and Medical Leave Act of 1993; (m) the Sarbanes-Oxley Act; (n) the federal Worker Adjustment and Retraining Notification Act and any similar state laws, (o) any state or local wage and hour law; (p) any other local, state or federal law, regulation or ordinance; (q) any whistleblower law; (r) any public policy, contract, tort, or common law; or (s) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.  Employee specifically releases any claim based on any amendment to the laws referenced, whenever such amendment was enacted.

2.           Exceptions to Release.  Notwithstanding any provision of this Release to the contrary, Employee acknowledges and understands that:

(a)           Employee is not releasing any claim which a statute provides may not be released under any circumstances.

(b)           Employee is not waiving any rights that Employee may have to vested benefits under any plan of the Company that is subject to Employee Retirement Income Security Act of 1974, as amended, as of the date of Employee’s separation from the Company.

(c)           Employee is not waiving any rights that Employee may have in connection with equity that he may own in the Company (the “Equity”).  Employee acknowledges and understands that, notwithstanding his separation from the Company, his rights with respect to the Equity shall be governed by the applicable governing documents of the Company and the agreements pursuant to which such Equity was granted or acquired.

(d)           Employee is not waiving any rights to indemnification coverage arising under or preserved by Section 16(d) of the Employment Agreement.

(e)           Employee is not waiving his right to enforce the terms of the Employment Agreement that survive the termination of the Employment Agreement.

3.           Exclusive Benefits.  Employee acknowledges and understands that the payments and benefits described in Sections 7(d) and 7(e) of the Employment Agreement constitute the only benefits Employee will receive in connection with Employee’s separation.

4.           No Pending Claims.  Employee represents that Employee has not submitted any claim or lawsuit against the Company or its affiliates related to his employment by the Company.  Employee hereby agrees not to sue the Company in any court proceeding for any released claims.

5.           Claim Participation.  Employee acknowledges that this Release does not limit his right, where applicable, to file or participate in any charge of discrimination or other investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee hereby agrees that if such an administrative claim is made against any Releasee(s), Employee shall not be entitled to recover any individual monetary relief or other individual remedies beyond what is provided in Section 6 of the Employment Agreement.

6.            Acknowledgements.  EMPLOYEE HEREBY AGREES AND ACKNOWLEDGES THAT THIS RELEASE IS GIVEN KNOWINGLY AND VOLUNTARILY AND ALSO ACKNOWLEDGES THAT:

(a) THIS RELEASE IS WRITTEN IN A MANNER UNDERSTOOD BY EMPLOYEE;

(b) THIS RELEASE REFERS TO RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED;

(c) EMPLOYEE HAS NOT WAIVED ANY RIGHTS ARISING AFTER THE DATE OF THE EXECUTION OF THIS RELEASE;

(d) EMPLOYEE HAS RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR THE RELEASE OTHER THAN AMOUNTS THE EXECUTIVE IS ALREADY ENTITLED TO RECEIVE; AND

(e) EMPLOYEE IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE.

7.           Continuing Obligation.  Employee agrees to continue to be bound by the restrictive covenants in the Employment Agreement that survive the termination of Employee’s employment pursuant to the terms of the Employment Agreement.

8.           Breach.  Upon a breach of any of the release of claims or covenant not to sue provisions set forth in this Release by Employee, and due to the difficulties in calculating the damages that might be sustained (directly or indirectly) as a result of such breach, Employee shall forfeit Employee’s right to any and all future benefits or payments to be provided pursuant to the Employment Agreement.  Employee agrees that the Company may withhold any payments otherwise due under the Employment Agreement pending final adjudication of any such claim of material breach.

9.           Time to Consider Agreement and Revocation.  EMPLOYEE HAS RECEIVED THIS RELEASE ON __________ _____, _____ AND EMPLOYEE WILL BE GIVEN TWENTY-ONE (21) DAYS FROM RECEIPT OF THIS RELEASE TO CONSIDER WHETHER TO SIGN IT.  EMPLOYEE AGREES THAT CHANGES OR MODIFICATIONS TO THIS RELEASE DO NOT RESTART OR OTHERWISE EXTEND THE ABOVE TWENTY-ONE (21) DAY PERIOD. EMPLOYEE SHALL HAVE SEVEN (7) DAYS FOLLOWING EXECUTION OF THIS RELEASE TO REVOKE IT AND THE RELEASE SHALL NOT TAKE EFFECT UNTIL THOSE SEVEN (7) DAYS HAVE ENDED.  IF EMPLOYEE DECIDES TO REVOKE THE RELEASE, EMPLOYEE MUST DELIVER A SIGNED NOTICE OF REVOCATION ON OR BEFORE THE END OF THE SEVEN (7) DAY PERIOD TO THE COMPANY AT THE ADDRESS SET FORTH IN THE EMPLOYMENT AGREEMENT.

If Employee signs this release in less than 21 days, Employee confirms that Employee does so voluntarily and without any pressure or coercion of any nature from anyone at the Company.

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In witness whereof, Employee hereby does knowingly and voluntarily executes this Release as of the date set forth below.

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